UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/19/2008

Bluegreen Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19292

MA	03-0300793
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, FL 33431
(Address of principal executive offices, including zip code)

561-912-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 19, 2008 we amended the Loan and Security Agreement (the "Facility") by and between Bluegreen Corporation and Wells Fargo Foothill, Inc. ("Foothill"). The Facility is a $30.0 million revolving credit facility with Foothill secured by the pledge of Bluegreen Communities' receivables and Bluegreen Resorts' receivables.

The Facility, as amended provides for a borrowing period for advances on eligible receivables through December 31, 2009 with a maturity date of all borrowings of December 31, 2010. In addition, the amended Facility provides for up to $25 million (included in the $30 million facility amount) of advances at 90% on certain timeshare notes receivable that were not previously eligible under the Facility. Principal payments under the Facility are based on principal and interest payments received by Bluegreen Corporation on pledged receivables. Interest is due monthly and is charged on the Facility at the prime lending rate plus a range of 0.25% to 1.25%,

On June 27, 2008, we transferred $19.7 million of timeshare notes receivable to this Facility and received cash proceeds of $17.6 million.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluegreen Corporation

Date: July 10, 2008	By:	/s/ ANTHONY M. PULEO
ANTHONY M. PULEO
Senior Vice President, Chief Financial Officer & Treasurer